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    Gentiva
HEALTH SERVICES

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Press Release

Financial and Investor Contact:
         John R. Potapchuk
         631-501-7035
         john.potapchuk@gentiva.com

Media Contact:
         David Fluhrer
         631-501-7102
         516-857-7231
         david.fluhrer@gentiva.com

FOR IMMEDIATE RELEASE

     Gentiva(R) Reports First Quarter 2004 Increases in EPS and Net Revenues

Melville, N.Y., April 28, 2004 -- Gentiva Health Services, Inc. (NASDAQ: GTIV), the nation's largest provider of comprehensive home health services, today reported net income of $9.2 million, or $0.34 per diluted share, for the first quarter ended March 28, 2004 as compared to $5.2 million, or $0.19 per diluted share, for the corresponding period of fiscal 2003.

         Results for the fiscal 2004 period included special items related to the favorable settlement of the Company's 1997 Medicare cost reports net of a revenue adjustment to reflect an industrywide repayment of certain Medicare reimbursements relating to periods since the inception of the Prospective Payment Reimbursement System in October 2000. The special items contributed $8.0 million to net revenues and income before income taxes in the 2004 first quarter.

          Net income for the first quarter of 2004 - excluding the impact of the special items - was $4.3 million, or $0.16 per diluted share, compared to $3.5 million, or $0.13 per diluted share, assuming a normalized tax rate of 39% for the first quarter of 2003. In the 2003 period, the actual effective tax rate was 10.5%, resulting from the reversal of a portion of Gentiva's deferred tax valuation allowance. (See Supplemental Information for a reconciliation between Net income - As Reported and Net income - Pro Forma.)

          First quarter 2004 net revenues, excluding the $8.0 million in special items, were $205.9 million compared to the $202.0 million reported in the first quarter of 2003. Gentiva's Medicare revenues for the first quarter of 2004 increased 28.3% over the first quarter of 2003, excluding the impact of the special items.
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                                       2


         Medicare revenue growth was driven by an increase of 20% in admissions, as well as higher reimbursement rates compared to the prior year period, and various operational and clinical process enhancements.

         Revenues from the Company's two other major payor categories - Commercial Insurance and Other, and Medicaid and Other Government -- declined 4.2% and 7.5%, respectively, compared to the first quarter of 2003 due to two factors: lower revenue from the recently renewed managed care contract with CIGNA HealthCare that more than offset an increase in other managed care revenue, and continuation of reductions in reimbursements and services associated with certain Medicaid and other state and county health programs that remain under state budget pressure.

         Net revenues, excluding the special items and revenues from CIGNA, increased $16.2 million, or 12.9%, in the first quarter of 2004. Revenues from CIGNA, which declined 16% in the first quarter, represented approximately 30% of Gentiva's total net revenues in the first quarter of 2004 versus 38% in the comparable period of 2003.

         "Our Company generated positive results in the first quarter because we have executed the sales, operational and clinical strategies to deal effectively with expected changes in our revenue mix," said Gentiva Chairman and CEO Ron Malone. "Excluding the special items, our net revenues grew about 2%, while our pre-tax income increased 23%. We have said before that our strategies are designed to generate healthier results in a constantly changing environment. Our first quarter results continue to demonstrate that those strategies are working."

Non-GAAP Financial Measures

The information provided in the following tables includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

Conference Call and Web Cast Details

The Company will comment further on its first quarter results during its quarterly conference call and live web cast to be held tomorrow morning, April 29, 2004, at 10:00 a.m. Eastern Daylight Time. To participate in the call from the United States or Canada, dial: (612) 326-1019. The web cast is an audio only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. To hear the web cast, log onto http://www.gentiva.com/investor/events.asp. This press release is also accessible at the same link, and a transcript of the conference call will be available on the site within 24 hours after the call.
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                                       3


About Gentiva Health Services

Gentiva Health Services is the nation's largest provider of comprehensive home health services. Gentiva serves patients through more than 350 direct service delivery units within approximately 250 locations in 35 states, and through CareCentrix(R), which manages home health care services for many major managed care organizations throughout the United States. The Company is a single source for skilled nursing; physical, occupational, speech and neuro-rehabilitation services; social work; nutrition; disease management education and help with daily living activities, as well as other therapies and services. Gentiva's revenues are generated from commercial insurance, federal and state government programs and individual consumers. For more information, visit Gentiva's web site, www.gentiva.com, and its investor relations section at http://www.gentiva.com/investor.

                            (Tables and notes follow)

(in 000's, except per share data)                              1st Quarter
                                                               -----------
                                                            2004         2003
                                                            ----         ----
Statements of Income
     Net revenues                                        $ 213,905    $ 202,016
     Cost of services sold                                 130,643      133,250
                                                         ----------------------
     Gross profit                                           83,262       68,766
     Selling, general and administrative expenses          (66,369)     (61,253)
     Depreciation and amortization                          (1,845)      (1,745)
                                                         ----------------------
     Operating income                                       15,048        5,768
     Interest income, net                                       82           43
                                                         ----------------------
     Income before income taxes                             15,130        5,811
     Income tax expense                                     (5,900)        (610)
                                                         ----------------------
     Net income                                          $   9,230    $   5,201
                                                         ======================

Earnings per Share
   Net income:
     Basic                                               $    0.36    $    0.19
                                                         ======================
     Diluted                                             $    0.34    $    0.19
                                                         ======================
   Average shares outstanding:
     Basic                                                  25,542       26,696
                                                         ======================
     Diluted                                                27,084       27,752
                                                         ======================
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                                       4


Condensed Balance Sheets

ASSETS                                                Mar 28, 2004  Dec 28, 2003
                                                      ------------  ------------
  Cash, cash equivalents and restricted cash             $111,110     $100,013
  Short-term investments                                       --       10,000
  Net receivables                                         138,127      132,998
  Deferred tax assets                                      22,311       26,464
  Prepaid expenses and other current assets                 8,275        6,524
                                                         ---------------------
       Total current assets                               279,823      275,999

  Fixed assets                                             18,082       15,135
  Deferred tax assets, net                                 27,006       28,025
  Other assets                                             16,447       15,929
                                                         ---------------------
      Total assets                                       $341,358     $335,088
                                                         =====================

LIABILITIES AND SHAREHOLDERS' EQUITY
  Accounts payable                                       $ 19,559     $ 16,079
  Payroll and related taxes                                12,120       12,932
  Medicare liabilities                                     13,178       12,736
  Cost of claims incurred but not reported                 27,897       28,525
  Obligations under insurance programs                     36,708       37,200
  Other accrued expenses                                   30,473       32,230
                                                         ---------------------
       Total current liabilities                          139,935      139,702

  Other liabilities                                        19,805       18,207
  Shareholders' equity                                    181,618      177,179
                                                         ---------------------
       Total liabilities and shareholders' equity        $341,358     $335,088
                                                         =====================

  Common shares outstanding                                25,309       25,598
                                                         =====================

Note: Cash, cash equivalents and restricted cash includes restricted cash of $21.8 million at March 28, 2004 and December 28, 2003.
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                                       5


                                                              1st Quarter
                                                              -----------
Condensed Statements of Cash Flows                         2004          2003
                                                           ----          ----
OPERATING ACTIVITIES:
Net income                                              $   9,230     $   5,201
Adjustments to reconcile net income
 to net cash provided by operating activities
  Depreciation and amortization                             1,845         1,745
  Provision for doubtful accounts                           2,047         2,031
  Gain on sale / disposal of businesses
    and fixed assets                                           --          (191)
  Deferred income taxes                                     5,172            --
Changes in assets and liabilities, net
  of acquisitions/divestitures                             (8,927)       (1,118)
Other, net                                                    (13)           (5)
                                                        -----------------------
Net cash provided by operating activities                   9,354         7,663
                                                        -----------------------

INVESTING ACTIVITIES:
Purchase of fixed assets                                   (3,370)       (2,487)
Proceeds from sale of assets / business                        --           200
Acquisition of businesses                                      --        (1,300)
Maturities (purchase) of short-term investments            10,000       (10,000)
                                                        -----------------------
Net cash provided by (used in)
  investing activities                                      6,630       (13,587)
                                                        -----------------------

FINANCING ACTIVITIES:
Proceeds from issuance of common stock                      1,039           714
Repurchases of common stock                                (5,830)           --
Repayment of capital lease obligations                        (96)           --
                                                        -----------------------
Net cash (used in) provided by
  financing activities                                     (4,887)          714
                                                        -----------------------

Net change in cash, cash equivalents
  and restricted cash                                      11,097        (5,210)
Cash, cash equivalents and restricted
  cash at beginning of period                             100,013       101,241
                                                        -----------------------
Cash, cash equivalents and restricted
  cash at end of period                                 $ 111,110     $  96,031
                                                        =======================

Supplemental Schedule of Non-Cash Investing and Financing Activities:

Fixed assets acquired under capital lease               $   1,443     $      --
                                                        =======================
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                                       6


                                                              1st Quarter
                                                              -----------
                                                            2004          2003
                                                            ----          ----
Supplemental Information
  Net Revenues by Major Payor Source:
    Medicare (1)                                         $  62,601      $ 42,568
    Medicaid and other government                           39,167        42,345
    Commercial insurance and other                         112,137       117,103
                                                         -----------------------
         Total net revenues                              $ 213,905      $202,016
                                                         =======================

A reconciliation of net income between As Reported and Pro Forma amounts follows(2):

    Net income - As Reported                             $   9,230      $  5,201
    Add: income tax expense - As Reported (3)                5,900           610
                                                         -----------------------
    Income before income taxes - As Reported                15,130         5,811
    Less: Medicare cost report settlement (1)               (9,003)           --
    Add: Revenue adjustment for estimated
      Medicare repayment (1)                                 1,000            --
                                                         -----------------------
    Income before income taxes - Pro Forma                   7,127         5,811
    Less: income tax expense - At assumed
      39% rate (3)                                           2,780         2,266
                                                         -----------------------
    Net income - Pro Forma                               $   4,347      $  3,545
                                                         =======================

    Diluted Earnings per Share
    Net income - As Reported                             $    0.34      $   0.19
                                                         =======================
    Net income - Pro Forma                               $    0.16      $   0.13
                                                         =======================

Notes:

1) Medicare revenues for the first quarter of fiscal 2004 included approximately $9 million received in settlement of the Company's appeal filed with the U.S. Provider Reimbursement Review Board ("PRRB") related to the reopening of all of its 1997 cost reports net of a $1 million estimated repayment to Medicare in connection with services rendered to certain patients since the inception of the Prospective Payment Reimbursement System in October 2000. The Centers for Medicare & Medicaid Services has recently determined that homecare providers should have received lower reimbursements for certain services rendered to beneficiaries discharged from inpatient hospitals within fourteen days immediately preceding admission to home healthcare.

2) Although "Net income - Pro Forma" is a non-GAAP financial measure, management believes that the presentation of net income as calculated using an effective tax rate of 39% and excluding the PRRB settlement and the estimated Medicare repayments as described in Note 1, is a useful adjunct to "Net income - As Reported" under GAAP because it measures the Company's performance in a consistent manner between the results for the first quarter of fiscal years 2004 and 2003. In addition, "Net income - Pro Forma" facilitates comparison between Gentiva and other companies. Furthermore, due to the lower effective tax rate for the first quarter of fiscal 2003 as described in Note 3, the presentation of "Net income - Pro Forma" incorporates an effective tax rate which is more representative of the Company's normalized rate. Management also believes that the PRRB settlement net of the Medicare estimated repayment recorded in the first quarter of fiscal 2004 should be excluded from "Net income - Pro Forma" for fiscal year 2004, as these items relate to reimbursement activities from prior periods as described in Note 1. For these reasons, management believes that "Net income - Pro Forma" is useful to investors. Investors should not view "Net income - Pro Forma" as an alternative to the GAAP measure of Net income.
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                                       7


3) For the first quarter of fiscal 2003, the Company's effective tax rate was 10.5%. This effective rate was lower than the statutory income tax rate due to the reversal of a portion of the Company's valuation allowance relating to the realization of tax benefits associated with a net operating loss carry forward and other net deferred tax assets. A 39% effective tax rate is more representative of the Company's normalized tax rate for reporting purposes.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "assumes," "trends" and similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company's current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for health care reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets the Company operates in; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payor sources; ability of customers to pay for services; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies. For a detailed discussion of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company's various filings with the Securities and Exchange Commission (SEC), including the "risk factors" section contained in the Company's annual report on Form 10-K for the year ended December 28, 2003.

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